Exhibit 99.1

For Immediate Release

FULL HOUSE RESORTS TO ACQUIRE THE SILVER SLIPPER CASINO IN MISSISSIPPI

Las Vegas, Nevada – April 3, 2012 – Full House Resorts (NYSE Amex US: FLL) (“Full House”) today announced that it has entered into definitive agreements with Silver Slipper Casino Venture LLC to acquire all of the outstanding membership interest of the entity operating the Silver Slipper Casino in Hancock County, Mississippi. The purchase price is $70 million, exclusive of estimated cash, net working capital balances, fees and expenses and other adjustments as customary as of the closing date. The agreements are subject to Full House obtaining financing for the purchase and regulatory approvals.

The Company plans to fund the acquisition with a new credit facility and cash on hand. The Company anticipates having firm financing commitments for the total amount required by the end of April and that regulatory approvals will be obtained to accommodate a closing in the third quarter of 2012. Macquarie Capital is acting as exclusive financial advisor to Full House in connection with this transaction and Houlihan Lokey is acting as exclusive financial advisor to Silver Slipper Casino Venture LLC.

The Silver Slipper Casino, which opened in November 2006, has 37,000 square feet of gaming space with almost 1,000 slot and video poker machines, 26 table games, a poker room and the only live Keno game on the Gulf Coast. The property includes a fine dining restaurant, buffet, quick service restaurant and two casino bars. The property draws heavily from the New Orleans metropolitan area and other communities in southern Louisiana and southwestern Mississippi.

“This property is perfectly sized to complement our current business and provides a substantial growth opportunity through the possible addition of a hotel,” said Andre M. Hilliou, Chairman and Chief Executive Officer of Full House. “This transaction is consistent with our long-stated growth strategy and we believe it will create long-term shareholder value. Under the leadership of the current management team, the property is well-run and well-maintained; however, we believe that we can leverage our knowledge and proven track record of managing properties catering to local customers in competitive environments to further improve the profitability of the Silver Slipper.”

Mr. Hilliou continued, “We look forward to having a great relationship with the local communities and the state of Mississippi as we pursue long-term success.”

About Full House Resorts, Inc.

Full House owns, develops and manages gaming facilities. The Company owns the Rising Star Casino Resort in Rising Sun, Indiana. The Rising Star Riverboat Casino has 40,000 square feet of gaming space with almost 1,300 slot and video poker machines and 37 table games. The property includes a 201-room hotel, a pavilion with five food and beverage outlets, an 18-hole Scottish links golf course and a large, multi-purpose Grand Theater for concerts and performance events as well as meetings and conventions. In addition, Full House owns Stockman’s Casino in Fallon, Nevada which has 8,400 square feet of gaming space with approximately 260 gaming machines, four table games and a keno game. The Company has also commenced a five-year lease agreement for the Grand Lodge Casino at Hyatt Regency Lake Tahoe Resort, Spa and Casino in Incline Village, Nevada on the north shore of Lake Tahoe, as well as acquiring the operating assets and certain liabilities related to the Grand Lodge Casino.

The Company also has a management agreement with the Pueblo of Pojoaque for the operations of the Buffalo Thunder Casino and Resort in Santa Fe, New Mexico along with the Pueblo’s Cities of Gold and Sports Bar casino facilities.

Further information about Full House Resorts and its operations can be viewed on its website at www.fullhouseresorts.com.

Forward-looking Statements

Some of the statements made in this release are forward-looking statements. These forward-looking statements are based upon Full House’s current expectations and projections about future events and generally relate to Full House’s plans, objectives and expectations for Full House’s business. Although Full House’s management believes that the plans and objectives expressed in these forward-looking statements are reasonable, the outcome of such plans, objectives and expectations involve risks and uncertainties including without limitation, regulatory approvals, including the ability to maintain a gaming license in Indiana and Nevada, financing sources and terms, integration of acquisitions, competition and business conditions in the gaming industry, including competition from Ohio casinos and any possible authorization of gaming in Kentucky. Additional information concerning potential factors that could affect Full House’s financial condition and results of operations is included in the reports Full House files with the Securities and Exchange Commission, including, but not limited to, its Form 10-K for the most recently ended fiscal year.

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For further information, contact:

Mark Miller, Chief Operating and Chief Financial Officer

Full House Resorts, Inc.

702-221-7800

www.fullhouseresorts.com

Or

William R. Schmitt

Integrated Corporate Relations

203-682-8200

investors@fullhouseresorts.com